Exhibit 10.26

                                                                          CRONOS
                                                                Cronos Container
                                                                     Orchard Lea
20 January 2000                                                   Winkfield Lane
                                                                       Winkfield
                                                                         Windsor
                                                                       Berkshire
                                                                         SL4 4RU
Mr John Kirby                                                            England
Scipetts Lodge
Holyport
Berkshire
SL6 2NN



Dear John

Your Service Agreement

I am pleased to advice you that the Board of Directors has decided to offer you further employment security by extending your appointment under your Service Agreement with the Company from 31 March 2001 to 30 November 2001.

Accordingly clause 2.2 of your Service Agreement would read:

     "The appointment commenced on I April 199Y and shall continue (subject to earlier termination as provided in this Agreement) until November 2001 and thereafter shall continue until terminated by either party giving to the other not less than 3 months written notice

As this will constitute a change to your terms of employment your agreement is required. If the extension of your appointment is acceptable to you please sign and return the duplicate copy of this letter


Yours sincere



Peter Young
Director:


I have read and accept the above change to the terms of my employment.


Signed         /s/ J c Kirby       Dated          20th January 2000


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                            CRONOS CONTAINERS LIMITED


                                       AND


                                   JOHN KIRBY













                               SERVICE AGREEMENT











                                    Edwin Coe
                                2 Stone Buildings
                                  Lincoln's Inn
                                 London WCZA 3TH

                               Ref RJH/ZS/66 10846




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Index to Clauses



     1    Interpretation
     2    Appointment and duration
     3    Duties of the Executive
     4    Place of work and residence
     S    Pay
     6    Pension
     7    lnsurancc benefits
     8    Car
     9    Expenses
     10   Holiday
     11   Sickness
     12   Confidentiality
     13   Termination of agreement
     14   Provisions after Termination
     15   General


          Schedule 1     Paxticularc Required by the ~mployment Rights Act 1996




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
                                SERVICE AGREEMENT

THIS AGREEMENT is made this 1st day of April 1999.

BETWEEN:-
(1) CRONOS CONTAINERS LIMITED a company incorporated in England and W21es with company number 154391Y and whose registered office is at Orchard Lea, Winkfield Lane, Winkfield, Windsor SL4RU ("the Company"), and

(2) JOHN KIRBY of The Annex, Scripetts Lodge, Forest Green Road, Holyport, Maidenhead, Berkshire. SL6 2NN ("the Executive").

WHEREAS.

(A)  The Executive employment with the Company commenced on 1 January 1985

(B) The Company has appointed the Executive in the capacity as Senior Vice President -Operations of the Company.

NOW THEREFORE in consideration of the mutual obligations and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties HAVE AGREED AS FOLLOWS:-

I    INTERPRETATION

1.1 The headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2 Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.


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

1.3  In this Agreement:

'THE BOARD' means the Board of Directors of the Company), and includes any committee of the Board duly appointed by it.

'GROUP COMPANY' means any company which for the time being is a company having in ordinary share capital (as defined in s 832 of the Income and Corporation Taxes Act 1988) of which not loss than 25 percent is owned directly or indirectly by the Company or its holding company applying the provisions of s 839 of the Income and Corporation Taxes Act 1988 in the determination of ownership.

'CHAIRMAN' means the Chairman of the Board or any person or persons jointly holding such office of the Company from time to time and includes any person(s) exercising substantially the functions of a managing director or chief executive, officer of the Company.

2    Appointment and duration

2.1 The Company appoints the Executive and the Executive agrees to serve as Senior Vice President - Operations of the Company or in such other appointment as may from time to time be agreed. The Executive accepts, that the Company may at its discretion direct him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform such duties or undertake such tasks as if they were specifically required under this Agreement provided performance of any such duties or tasks by the Executive shall not affect The Executive's right to the remuneration provided for under this Agreement.

2.2 The appointment commenced on 1 April 1999 and shall continue (subject to earlier termination as provided in this Agreement) until 31 March 2001 and thereafter shall continue until terminated by either party giving to the other not less than 3 months written notice.

2.3 The Company may from time to time appoint any other person or persons to act jointly with the Executive in his appointment.

2.4 The Executive warrants that by virtue of entering into this Agreement or any other agreement between a Group Company and the Executive, he will not be in breach of


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

any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

3    Duties of the Executive

3.1  The Executive shall at all time during the period of this Agreement-

     3.1.1 devote the whole of his time., attention and ability to the duties his appointment;

     3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are time to time vested in him;

     3.1.3 obey all lawful and reasonable directions of Chairman of the Company and/or the board.

     3.1.4 use his best endeavours to promote the interests of the Company and its Group Companies;

     3.1.5 keep the Chairman and/or the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company ;and its Group Companies and provide such explanations as the Chairman and/or the Board may require;

     3.1.6 not at any time make any untrue or misleading statements relating to the Company or any Group Company.

     3.1.7 not take any action prejudicial to the interests of the Company or any Group Company.

3.2 The Executive shall (without further remuneration) if and for so long as the Company require during the period of the Agreement:

     3.2.1     carry out the duties of his appointment on behalf of any Group
               Company;


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

     3.2.2 act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company;

     3.2.3 carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

4    PLACE OF WORK AND RESIDENCE

The Executive shall perform his duties at the business premises of the Company at Orchard Lea, Winkfield Lane, Winkfield, Windsor, Berkshire, England and/or such other place of business of the Company or of any Group Company as the Company requires.

5    PAY


5.1  During his appointment the Company shall pay the Executive:-

     5.1.1 a salary at the rate of GBP 97,890.00 per year which shall accrue day-to-day and be payable by equal monthly instalments in arrears on or about the 25th day of each month. 'The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company or any Group Company, or of any other company or incorporated body in which he holds office as nominee or representative of the Company or any Group Company; and

     5.1.2 The Executive shall be entitled to participate in the Company's discretionary bonus programme in accordance with its terms and conditions and which pays a discretionary bonus based on Company and personal performance. The entitlement to participate in the Company's discretionary bonus programme will cease on termination of employment or if the Executive is placed on garden leave pursuant to the provisions of clause 13.5 hereof


5.2 The Executive's salary may be reviewed by the Board annually on 1st January and the rate of salary may be increased by the Company with effect from that date and by such amount if any as it shall in its absolute discretion think fit;


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

6    PENSION

6.1 The Company does not operate a contracted-out pension scheme, so there is no contracting out certificate in force.

6.2 At the Company's discretion, the Executive may be entitled to participate in the Company's Group Personal Pension Plan subject to the terms of the rules from time to time which are available for inspection from the Human Resources Department. The Company shall be entitled at any time to terminate the plan or the Executive's membership of it.

6.3 The Company will continue to make the current level of payments into the Executive's pension scheme with Windsor Life Retirements Savings Account for the duration of the Executive's employment. Entitlement to such payments will cease on termination of the Executive's employment.

7    INSURANCE BENEFITS

7.1 The Executive shall be entitled to participate at the Company's expense in the Company's Life Assurance Scheme and Permanent Health insurance Scheme and in the Company's private medical expenses insurance scheme, for himself, his spouse and dependent children subject always to the rules of such schemes details of which are available from the Human Resources Department.

8    CAR

8.1 Subject to the Executive holding a current full driving licence the Company shall provide the Executive, for his sole business use and private use by him and his spouse with a car of a make, model and specification selected by the Company (which in the reasonable opinion of the Board is commensurate with the status of the Executive and the image of the Company). The entitlement to the provision of a company car shall cease on the termination of his employment.

8.2 The Company shall bear all standing and running expenses of the car except for use of the car by the Executive for holiday purposes and any additional insurance costs incurred to permit the Executive to use the car outside of the United Kingdom for private


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

          purposes and shall replace such car as provided in the Company's car scheme policy in effectt from time to time. The entitlement to fuel consumed during private use of the car shall cease should the Company place the Executive on garden leave to the provisions of clause 13.5 hereof.

     8.3 The Executive shall always comply with all regulations laid down by the Company from time to time with respect to company cars; shall forthwith notify the Company of any accidents involving his company car and of any charges of driving offences which are brought against him and, on the termination of his appointment, shall forthwith return his company car to the Company at its head office.

     8.4 The Executive has a duty to produce and the Company has a right to examine the current driving licence of the Executive at the request of the Company at any time during normal working hours on reasonable notice throughout the term of the Executive's employment or his retention of the company car when at the risk of the Company or in the ownership of the Company.

9 EXPENSES

     9.1 The Company shall reimburse to the Executive on a monthly basis travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

     9.2 Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 9.1 above, and shall return it to the Company forthwith on the termination of his employment.

10 HOLIDAY

     10.1 In addition to English public holidays The Executive is entitled to 25 working days paid holiday in each year (which runs from 1st January to 31 December) to be taken at such time or times as are agreed with the Board. The Executive shall not without the consent of The Board carry forward (save for a maximum of 5 days) any unused part of his holiday entitlement to a subsequent holiday year.

     10.2 For the holiday year during which his appointment commences or terminates the Executive is entitled to 2 working days holiday for each complete calendar month of his employment by the Company during that holiday year. On the termination of his appointment for whatever reason, the Executive shall either be entitled to pay in lieu of outstanding entitlement or be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for payment and repayment shall be 1/260 x of the Executive's annual basic salary for each day.

11 SICKNESS

     11.1 If the Executive; is absent because of sickness (including mental disorder) or injury he shall report this fact forthwith to the Human Resources Department and if the Executive is so prevented for seven or more consecutive days, he shall provide a medical practitioner's statement on the eighth day and weekly thereafter so that the whole period of absence is certified by such statements. Immediately following his return to work after a period of absence the Executive shall complete a Self-Certification form available from the Human Resources Department detailing the reason for his absence.

     11.2 If the Executive shall be absent due to sickness (including mental disorder) or injury duly certified in accordance with the provisions of clause 11.1 hereof, he shall be entitled to his full basic salary hereunder for a period up to six months of continuous absence or 25 days absence in aggregate in any period of 12 months and thereafter such remuneration, if any, as the Board shall from time to time determine provided that such remuneration shall be inclusive of any statutory sick pay to which the Executive is entitled to under the provisions of the Social Security benefits Act 1992 and any Social security Sickness Benefit or other benefit recoverable by the Executive (whether or not recovered) may be deducted therefrom.

     11.3 For Statutory Sick Pay purposes the Executive's qualifying days shall be his normal working days.

     11.4 At any time during the period of his appointment, (but not normally more often than once every second year) the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the

          Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

12   CONFIDENTIALITY

     12.1 The Executive acknowledges that during his employment with the Company he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company, other Group Companies and their customers and suppliers ("Confidential Information").

     12.2 The Executive will not during the term of the appointment (otherwise than in the proper performance of his duties and then only to those who need to know Confidential Information) or thereafter (except with the written consent of the Board or as required by law);

          (a) divulge of communicate to any person (including any representative of the press or broadcasting or other media);

          (b) cause or facilitate any unauthorised disclosure through any failure by him to exercise all due care and diligence, or

          (c)  make use of (other than for the benefit of any Group Company)

          any Confidential Information which may have come to his knowledge during his employment with the Company or in respect of which a Group Company may be bound by an obligation of confidence to any third party provided the Executive is or has been made aware of such obligation or confidence. The Executive will also use all reasonable endeavours to prevent the publication or disclosure of any Confidential Information. These restrictions will not apply to Confidential Information which after the appointment has been terminated has become available the public generally otherwise than through unauthorised disclosure or is disclosed 'in any legal proceeds.

     12.3 All notes-, memoranda and other records (whether in documentary form or stored on computer disk or tape) made by The Executive during his employment with the Company and which relate to the business of any Group Company shall belong to such Group Company and the Executive shall, from time to time, promptly hand over such notes, memoranda and other records to the Company (or as the Company may direct).

13   TERMINATION OF AGREEMENT


     13.1 AUTOMATIC TERMINATION


     This Agreement shall automatically terminate:
          13.1.1    on the Executive reaching his 65th birthday; or

          13.1.2 if the Executive becomes prohibited by law from being a director; or

          13.1.3    if he resigns his office;

     13.2 SUSPENSION

          In order to investigate a complaint against the Executive of misconduct the Company is entitle to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.



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

13.3 IMMEDIATE DISMISSAL

The Company may by notice-terminate this Agreement with immediate effect if the
Executive:

     13.3.1 commits any act of gross misconduct or repeat-or continues (after written warning) any other breach of his obligations under this, Agreement; or

     13.3.2 is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any Group Company into disrepute: or

     13.3.3 is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended), or

     13.3.4 commits any act dishonesty whether relating to the Company, or Group Company, any of its or their employees or otherwise; or

     13.3.5 becomes bankrupt or makes any arrangement or composition with his creditors generally; or

     13.3.6 is in the reasonable opinion of the Board incompetent in the performance of his duties.

13.4 PAY IN LIEU

     On serving notice for any reason to terminate this Agreement or at any time thereafter during the currency of such notice the Company shall be entitled (but not obliged) to pay to the Executive his basic salary (at the rate then payable under clause 5 hereof) for the unexpired portion of his entitlement to notice.

13.5 GARDEN LEAVE

     The Company shall have the right at its discretion during the period of notice and any part thereof to assign the Executive to any other duties or to change the Executive's duties as and when required by the Company or to place the Executive on leave, in either case paying the basic salary and benefits excluding bonus due to the Executive.

13.6 MISCELLANEOUS

     On the termination of this Agreement for whatever reason,, the Executive shall at the request of the Company resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof) from all and any offices which he may hold as a Director of the Company or of any Group Company and from all other appointments or offices which he holds as nominee or representative of the, Company or any Group Company and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any document or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

14   PROVISION AFTER TERMINATION

     14.1 The Executive agrees that he will not at any time after the termination of this Agreement either personally or by his agent, directly or indirectly:

          14.1.1 represent himself any being in any way connected with or interested in the business of the Company or any Group Company;

          14.1.2 use or disclose to any person, firm or company any confidential information directly or indirectly relating to the affairs of the Company or any Group Company or to a customer of the Company or any Group Company which may have been acquired by him in the course of or incidental to his employment by the Company for his own benefit or for the benefit of others or to the detriment of the Company or any Group Company or such customer. The restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorised disclosure by the Executive or any other person.

     14.2 The Executive shall not for a period of 6 months after the termination of this Agreement directly or indirectly and whether on his own behalf or on behalf of any other business, concern, person, partnership, firm, company or other body which is wholly or partly in competition with the business carried on by the Company or any Group Company;

          14.2.1 canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or goods dealt in by the Company or any Group Company in respect of the provision or sale of which the Executive was engage during the last 12 months of his employment with the Company, any person who at the date of termination of this Agreement was negotiating with the Company or Group Company for the supply of services or goods or within 12 prior to such date is or was client or



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

                    customer of the Company or any Group Company or was in the habit of dealing with the Company or Group Company and with whom Executive shall have dealt.

          14.2.2 interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company or any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company or any Group Company at any time during the last 12 month of this Agreement;

          14.2.3 solicit or entire or endeavour to solicit or entice away from the Company or any Group Company or offer or cause to be offered any employment to any person employed by the Company or any Group Company in an executive capacity at the date of such termination for whom the executive is responsible;

          14.2.4 deal with any person or person who or which at any time during the period of 12 months prior to termination of this Agreement have been in the habit of dealing under contract with the Company or any Group Company.

     14.3 The restrictions contained in this clause are separate and severable and enforceable accordingly and considered reasonable by the parties (the Executive acknowledging the legitimate need for the Company and the Group Companies to protect their business interests) but in the event that any such restriction shall be found or held to void circumstances where it would be valid if some part therefore were deleted or distance of application reduced, then the parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.


15   GENERAL

     15.1 STATUTORY PARTICULARS


          The further particulars of term of employment not contained in the body of this Agreement which must be given to the Executive in compliance with the Employment Rights Act 1996 are given in
          Schedule 1.


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

     15.2 PRIOR AGREEMENTS

          This Agreement acts out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).

     15.3 ACCRUED RIGHTS

          The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.


     15.4 PROPER LAW

          The validity construction and performance of this Agreement shall be governed by English law.

     15.5 ACCEPTANCE OF JURISDICTION


          All disputes claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales ('the High Court') to which the parties irrevocably submit.

     15.6 NOTICES

          Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or by sending by first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmission) to the last know postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.


IN WITNIESS WHEREOF THE EXECUTIVE AND THE COMPANY HAVE EXECUTED
THIS DOCUMEENT AS A DEED THE DAY AND YEAR FIRST BEFORE WRITTEN


Signed and delivered as            /s/ J C kirby
a deed by the Executive


in the presence of                 /s/ K Cuzner
Name:
Address:
Occupation:

Signed and delivered as a deed
By [      ] Director and           /s/ P J Younger


[      ] (Director/Secretary)      /s/  D J Tietz
for and on behalf of the Company


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
                                   SCHEDULE 1

                           Employment Rights Act 1996

The following information is given to supplement the information given in the body of the Agreement in order to comply with the requirements of the Act

1    The Executive's appointment by the Company commenced on 1 April 1999,


2 The Executive's period of continuous employment with the Company began on 1 January 1985.

3    The Executive's hours of work are the normal hours of the Company from
     9.00 am to 5:30 pm Monday to Friday each week together with such additional hours as may be necessary so as properly to fulfil his duties.

4 No Contracting-Out Certificate pursuant to provisions of the Pensions Scheme Act 1993 is held by the Company in respect of the Executive's employment.

5 There is not formal disciplinary procedure applicable to this employment. The Executive is expected to exhibit a high standard of proprietary, integrity and efficiency in all his dealings with and in the name of the Company and Group Company and may suspended on basic pay and benefits (excluding bonus) or required to take leave during any investigations which it may be necessary for the Company to undertake.

6 If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairmen and if the grievance is not resolved by discussion with him it will referred to the Board for resolution.

7 There are no collective agreement which directly or indirectly affect the Executive's terms and conditions of employment.



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